As filed with the Securities and Exchange Commission on February 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Garrett Motion Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-4873189
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jerome P. Maironi

Senior Vice President, General Counsel and Corporate Secretary

Garrett Motion Inc.

La Pièce 16, Rolle, Switzerland

+41 21 695 30 00

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

We are filing this registration statement (the “Registration Statement”) solely to replace our registration statement on Form S-1 (File No. 333-256659) (the “Prior Registration Statement”), filed with the Securities and Exchange Commission on May 28, 2021, pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended. This Registration Statement relates to the resale from time to time of up to 138,436,618 shares that were previously registered pursuant to the Prior Registration Statement but have not been sold (the “Unsold Shares”). We are hereby terminating the offering of the Unsold Shares on the Prior Registration Statement.

PROSPECTUS

GARRETT MOTION INC.

138,436,618 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus (the “selling security holders”) of up to 138,436,618 shares of our common stock, par value $0.001 per share (the “Common Stock”). We are not selling any shares of Common Stock and we will not receive any proceeds from the sale of the shares of Common Stock by the selling security holders. We have paid the fees and expenses incident to the registration of the Common Stock for sale by the selling security holders pursuant to the Registration Rights Agreement.

Our registration of the Common Stock covered by this prospectus does not mean that the selling security holders will offer or sell any of the Common Stock. The selling security holders may sell the Common Stock covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling security holders, you should refer to the section entitled “Plan of Distribution” beginning on page 22 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX”. On February 14, 2024, the last reported sale price of our Common Stock was $8.36 per share of Common Stock.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 3 and under similar headings in other documents that are incorporated by reference in this prospectus to read about factors you should consider before buying our Common Stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 15, 2024.

We and the selling security holders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling security holders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of Common Stock and the distribution of this prospectus outside the United States.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, sell shares of Common Stock in one or more offerings. The registration statement of which this prospectus forms a part, including the exhibits to such registration statement, provides additional information about us and the Common Stock offered pursuant to this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC’s website at www.sec.gov.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “the Company,” “we,” “our,” and “us” refer to Garrett Motion Inc., a Delaware corporation, and certain of its subsidiaries, unless the context otherwise requires, such as in the sections providing descriptions of the Common Stock offered in this prospectus.

i

THE COMPANY

Overview

We design, manufacture and sell highly engineered turbocharging, air and fluid compression, and high-speed electric motor technologies for original equipment manufacturers and distributors within the mobility and industrial space. We have significant expertise in delivering products at scale for internal combustion engines using gasoline, diesel, natural gas and hydrogen, as well as for zero emission technologies using hydrogen fuel cell systems, both for mobility and industrial use. As our customers continue to progress on electrification, we are applying our technological pillars to develop highly engineered E-Powertrain and E-Cooling compressor products to support their ambition. These products are key enablers for fuel economy, energy efficiency, thermal management, and compliance with emissions standards and overall greenhouse gas and other emission reduction targets. Our comprehensive portfolio of turbocharger, electric-boosting, fuel-cell and connected vehicle technologies is supported by our five research and development centers, 11 close-to-customer engineering centers and 13 manufacturing sites, which are strategically located around the world. We also sell our technologies in the global aftermarket through our distribution network of more than 300 distributors covering 165 countries.

Corporate Information

Our Common Stock is quoted on Nasdaq under the ticker symbol “GTX”. Our principal executive offices are located at La Pièce 16, Rolle, Switzerland 1180, and our telephone number is +41 21 695 30 00. Our website address is www.garrettmotion.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Issuer	Garrett Motion Inc., a Delaware corporation.

Shares of Common Stock offered by the selling security holders	138,436,618 shares of Common Stock.

Common Stock outstanding	238,256,506 shares of Common Stock as of February 13, 2024.

Selling security holders	Certain holders of our securities prior to our emergence from bankruptcy, including investment funds and other entities. See “Selling Security Holders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of Securities by the selling security holders in this offering. See “Use of Proceeds.”

Risk factors	Investing in our Common Stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our Common Stock.

Nasdaq ticker symbol for Common Stock	“GTX.”

RISK FACTORS

An investment in the Common Stock involves a high degree of risk. You should carefully consider each of the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our Common Stock could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 (as amended, the “Securities Act”) and Section 21E of the Securities Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including without limitation statements regarding our future results of operations and financial position, expectations regarding the growth of the turbocharger and electric vehicle markets and other industry trends, the sufficiency of our cash and cash equivalents, anticipated sources and uses of cash, anticipated investments in our business, our business strategy, pending litigation, anticipated interest expense, and the plans and objectives of management for future operations and capital expenditures are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained or incorporated by reference in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the dates of such statements and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the section titled “Risk Factors” herein and in our other filings with the SEC.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements and by the cautionary statements appearing in the documents incorporated by reference herein. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

The selling security holders will receive all of the net proceeds from the sale of our Common Stock offered hereby. We will not receive any of the proceeds from the sale of our Common Stock by the selling security holders.

SELLING SECURITY HOLDERS

This prospectus relates to the offering for resale from time to time, in one or more offerings, of up to an aggregate of 138,436,618 shares of Common Stock owned by the selling security holders.

The shares of Common Stock were obtained by the selling security holders named below pursuant to the Plan (as defined below) or upon the conversion of securities obtained pursuant thereto. We are registering the Common Stock pursuant to the Registration Rights Agreement, as described under “Description of Capital Stock.”

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock owned by them, but make no representation that any of the Common Stock will be offered for sale.

The table below presents information regarding the selling security holders and the Common Stock that the selling security holders may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of each selling security holder;

•	the number of shares of Common Stock beneficially owned by each selling security holder, prior to the sale of the Common Stock covered by this prospectus;

•	the number of shares of Common Stock, that may be offered by each selling security holder for sale pursuant to this prospectus;

•	the number of shares of Common Stock beneficially owned by each selling security holder, following the sale of all of such selling security holder’s Common Stock covered by this prospectus; and

•	the percentage of Common Stock beneficially owned by each selling security holder following the sale of all of such selling security holder’s Common Stock covered by this prospectus.

All information with respect to selling security holders’ beneficial ownership of Common Stock has been furnished by or on behalf of the selling security holders and is as of the date of this prospectus. We have not sought to independently verify any information furnished by or on behalf of the selling security holders. We believe, based on information supplied by the selling security holders, that except as may otherwise be indicated in the footnotes to the table below, the selling security holders have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling security holders identified in the table may sell some or all of the shares of Common Stock owned by them which is included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the selling security holders upon termination of this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling security holders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares of Common Stock beneficially owned by them that is covered by this prospectus, but will not sell any other shares of Common Stock that they may presently own. The percent of beneficial ownership for the selling security holders is based on 238,256,506 shares of our Common Stock outstanding as of February 13, 2024.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Common Stock and has not pledged any such Common Stock as security.

Selling security holder information for any additional selling security holders, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling security holders’ shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the selling security holders and the number of shares registered on their behalf. Any of the selling security holders may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Beneficially Owned Being Registered for Sale Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Offering(2)
CANARY SC FUND LP (3)	3,483,216	3,483,216	—	—
CANARY SC MASTER FUND LP (4)	1,565,179	1,565,179	—	—
CENTERBRIDGE PARTNERS, L.P. (on behalf of its affiliates) (5)	39,559,672	39,559,672	—	—
CRESCENT 1 LP (6)	5,207,421	5,207,421	—	—
CRS MASTER FUND LP (7)	1,434,594	1,434,594	—	—
CYR FUND LP (8)	3,996,407	3,996,407	—	—
CYRUS 1740 FUND LP (9)	676,128	676,128	—	—
CYRUS 1740 MASTER FUND LP (10)	264,724	264,724	—	—
CYRUS OPPORTUNITIES MASTER FUND II LTD (11)	11,423,831	11,423,831	—	—
CYRUS SELECT OPPORTUNITIES MASTER FUND II LP (12)	149,111	149,111	—	—
CYRUS SELECT OPPORTUNITIES MASTER FUND LTD (13)	1,321,543	1,321,543	—	—
OAKTREE OPPORTUNITIES FUND XB HOLDINGS (DELAWARE), L.P. (14)	2,874,489	2,874,489	—	—
OAKTREE PHOENIX INVESTMENT FUND, L.P. (15)	1,119,397	1,119,397	—	—
OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P. (16)	9,174,940	9,174,940	—	—
OCM OPPS GTM HOLDINGS, LLC (17)	30,913,991	30,913,991	—	—
PETERSON CAPITAL INVESTORS LLC (18)	5,953	5,953	—	—
PJ A CAPITAL LLC (19)	29,037	29,037	—	—
SESSA CAPITAL MASTER LP (20)	25,236,985	25,236,985	—	—

*	Less than 1%.
(1)	Includes shares of Common Stock that are owned by the applicable selling security holder but not being registered.

(2)

Assumes the sale of all shares of Common Stock being registered for sale pursuant to this prospectus by the selling security holders and assumes the selling security holders do not acquire beneficial ownership of any additional shares of Common Stock. The selling security holders are not obligated to sell any of the shares of Common Stock covered by this prospectus.

(3)

These securities are (1) held by Canary SC Fund, L.P., a Delaware limited partnership (“CANLP”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, L.P., a Delaware limited partnership (“Cyrus Capital Partners”), as the investment manager of CANLP, (3) beneficially owned by Cyrus Capital Advisors, L.L.C., a Delaware limited liability company (“Cyrus Capital Advisors”), as the general partner of CANLP, (4) beneficially owned by Cyrus Capital Partners GP, L.L.C., a Delaware limited liability company (“Cyrus Capital GP”), as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CANLP, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(4)

These securities are (1) held by Canary SC Master Fund, L.P., a Cayman limited partnership (“CANM”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CANM, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of CANM, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CANM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(5)

CSCP III Cayman GP Ltd. (“CSCP III Cayman GP”) is the general partner of Centerbridge Special Credit Partners General Partner III, L.P. (“Special Credit III GP”), which is the general partner of Centerbridge Special Credit Partners III-Flex, L.P. (“SC III-Flex”), and may be deemed to share beneficial ownership over the securities held of record by SC III-Flex. As the director of CSCP III Cayman GP, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by SC III-Flex. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by SC III-Flex, except to the extent of any proportionate pecuniary interest therein. The address of each of CSCP III Cayman GP, Special Credit III GP, SC III-Flex and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152. Centerbridge Credit GP Investors, L.L.C. (“Credit GP Investors”) is the sole director of Centerbridge Credit Cayman GP, Ltd. (“Credit Cayman GP”), which is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. (“Credit Partners Offshore GP”), which is the general partner of Centerbridge Credit Partners Master, L.P. (“Credit Partners Master”), and may be deemed to share beneficial ownership over the securities held of record by Credit Partners Master. As the managing member of Credit GP Investors, Jeffrey H. Aronson may be deemed to share beneficial ownership with respect to the securities held of record by Credit Partners Master. Such persons and entities expressly disclaim beneficial ownership of the securities held of record by Credit Partners Master, except to the extent of any proportionate pecuniary interest therein. The address of each of Credit GP Investors, Credit Cayman GP, Credit Partners Offshore GP, Credit Partners Master and Mr. Aronson, respectively, is 375 Park Avenue, 11th Floor, New York, New York 10152.

(6)

These securities are (1) held by Crescent 1, L.P., a Delaware limited partnership (“CRES”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CRES, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of CRES, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRES, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(7)

These securities are (1) held by CRS Master Fund, L.P., a Cayman Islands limited partnership (“CRSM”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CRSM, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of CRSM, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CRSM, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(8)

These securities are (1) held by CYR Fund, L.P., a Delaware limited partnership (“CYR”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CYR, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of CYR, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CYR, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(9)

These securities are (1) held by Cyrus 1740 Fund, L.P., a Delaware limited partnership (“C1740LP”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of C1740LP, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of C1740LP, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. C1740LP, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(10)

These securities are (1) held by Cyrus 1740 Master Fund, L.P., a Cayman Islands limited partnership (“C1740M”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of C1740M, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of C1740M, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. C1740M, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(11)

These securities are (1) held by Cyrus Opportunities Master Fund II, Ltd., a Cayman Islands limited company (“COFII”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of COFII, (3) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners, and (4) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. COFII, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(12)

These securities are (1) held by Cyrus Select Opportunities Master Fund II, L.P., a Cayman Islands limited partnership (“CSOM2”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CSOM2, (3) beneficially owned by Cyrus Capital Advisors, as the general partner of CSOM2, (4) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners and the managing member of Cyrus Capital Advisors, and (5) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM2, Cyrus Capital Partners, Cyrus Capital Advisors, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.
(13)

These securities are (1) held by Cyrus Select Opportunities Master Fund, Ltd, a Cayman Islands limited company (“CSOM”), as a result of its direct ownership of Common Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of CSOM, (3) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners, and (4) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. CSOM, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(14)

The sole general partner of Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(15)

The sole general partner of Oaktree Phoenix Investment Fund, L.P. is Oaktree Phoenix Investment Fund GP, L.P. The sole general partner of Oaktree Phoenix Investment Fund GP, L.P. is Oaktree Phoenix Investment Fund GP Ltd. The director of Oaktree Phoenix Investment Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(16)

The sole general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The sole general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The director of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Capital Management GP, LLC. The sole managing member of Oaktree Capital Management GP, LLC is Atlas OCM Holdings, LLC. Atlas OCM Holdings, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(17)

The sole managing member of OCM Opps GTM Holdings, LLC is Oaktree Fund GP, LLC. The sole managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The sole general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The sole general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The sole managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The sole managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is governed and controlled by its eleven-member board of directors. Each of the foregoing general partners, managing members, and directors, disclaims beneficial ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(18)

These securities are beneficially owned by (1) held by Peterson Capital Investors, LLC, a Delaware limited liability company (“PCIN”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of PCIN, (3) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners, and (4)

beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCIN, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is c/o Cyrus Capital Partners, L.P. 65 East 55th Street, 35th Fl, New York, NY 10022.
(19)

These securities are beneficially owned by (1) held by PC Investors III, L.PPJ A Capital LLC., a Delaware limited partnership liability company (“PCI3PJA”), as a result of its direct ownership of shares of Common Stock and Series A Preferred Stock, (2) beneficially owned by Cyrus Capital Partners, as the investment manager of PCI3PJA, (3) beneficially owned by Cyrus Capital GP, as the general partner of Cyrus Capital Partners, and (4) beneficially owned by Mr. Stephen C. Freidheim, as the Chief Investment Officer of Cyrus Capital Partners and the sole member and manager of Cyrus Capital GP. PCI3PJA, Cyrus Capital Partners, Cyrus Capital GP and Mr. Freidheim disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 65 East 55th Street, 35th Floor, New York, New York, 10022.

(20)

These securities are beneficially owned by (1) Sessa Capital (Master), L.P., a Cayman Islands exempted limited partnership (“Sessa Capital”), as a result of its direct ownership of Common Stock, (2) Sessa Capital GP, LLC, a Delaware limited liability company (“Sessa Capital GP”), as a result of being the sole general partner of Sessa Capital, (3) Sessa Capital IM, L.P., a Delaware limited partnership (“Sessa IM”), as a result of being the investment adviser for Sessa Capital, (4) Sessa Capital IM GP, LLC, a Delaware limited liability company (“Sessa IM GP”), as a result of being the sole general partner of Sessa IM, and (5) John Petry, as a result of being the manager of Sessa Capital GP and Sessa IM GP. Sessa Capital, Sessa Capital GP, Sessa IM, Sessa IM GP and Mr. Petry disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of each of the foregoing is 888 Seventh Avenue, 30th Floor, New York, New York, 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Selling Security Holders

Except as disclosed below, none of the selling security holders has had any material relationships with the Company within the past three years.

On September 20, 2020, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to pursue a Chapter 11 plan of reorganization, which were jointly administered under the caption “In re Garrett Motion Inc., 20-12212” (the “Chapter 11 cases”). On April 26, 2021, the Debtors filed the proposed Amended Joint Plan of Reorganization (as amended, modified, or supplemented from time to time, the “Plan”), which was confirmed by the Bankruptcy Court on April 26, 2021, and on April 30, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 cases.

Pursuant to the Plan and the Amended and Restated Plan Support Agreement, dated as of March 9, 2021, by and among the Company and the other parties thereto (“PSA”), the Investor Rights Agreement (as defined below) and the Certificate of Designations for the Company’s previously-outstanding mandatorily redeemable series B preferred stock of the Company (the “Series B Preferred Stock”), following the Effective Date, each of the Centerbridge Investors and the Oaktree Investors (each as defined below) had the right to appoint three directors to the Board, and Honeywell International Inc. (“Honeywell”), as holder of the Series B Preferred Stock, had the right to appoint one director to the Board. Accordingly, immediately following the Effective Date, the Board was comprised of (i) Steven Silver (who serves as Senior Managing Director of Centerbridge Partners, L.P.), Julia Steyn and Robert Shanks, each of whom was designated by Centerbridge, (ii) Steven Tesoriere (who serves as Co-Portfolio Manager and Managing Director at Oaktree Capital Management, L.P.), Daniel Ninivaggi and D’aun Norman, each of whom was designated by Oaktree, (iii) John Petry (who founded Sessa Capital IM, L.P. (“Sessa Capital”) in 2012 and currently serves as its Managing Principal), who was designated by the Additional Investors (as defined in the PSA), and (iv) Darius Adamczyk (who then served as CEO of Honeywell), who was designated by Honeywell International Inc. (“Honeywell”). On September 30, 2021, Tina Pierce, Vice President and Chief Financial Officer of Honeywell’s Performance Materials and Technologies segment, replaced Mr. Adamczyk as Honeywell’s designee on the Board, and on June 28, 2022, Honeywell ceased to have the right to nominate a director to the Board upon the completion by the Company of the redemption of the Series B Preferred Stock. On January 22, 2023, Kevin Mahony, Managing Director at Centerbridge Partners L.P., replaced Mr. Silver as one of Centerbridge’s designees on the Board. On January 9, 2024, Mr. Petry resigned from the Board. Furthermore, following the execution of the Transaction Agreements (as defined below), each of Centerbridge and Oaktree have the right to designate only one member of the Board (such designees currently being Messrs. Tesoriere and Mahony, respectively), and no other person has the right to designate any members of our Board. Except as set forth above, the selling security holders are not directors, officers or employees of ours or affiliates of such persons.

Related Party Transactions

Second Amended and Restated Plan Support Agreement

On March 9, 2021, we entered into the PSA with Centerbridge, Oaktree, Honeywell and certain other investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse such parties for their professional fees and expenses, subject to an interim cap on certain expenses of $25 million prior to the Company’s emergence from bankruptcy. Pursuant to the PSA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of the Series A cumulative convertible preferred stock of the Company (the “Series A Preferred Stock”) as of the Effective Date. As described below, there were no shares of Series A Preferred Stock outstanding following the completion of the

Conversion (as defined below), and on July 26, 2023, the Company filed a certificate with the Secretary of State of the State of Delaware effecting the retirement and elimination of the Series A Preferred Stock.

Replacement Equity Backstop Commitment Agreement

On March 9, 2021, we entered into a Replacement Equity Backstop Commitment Agreement (the “BCA”) with certain investors and parties, which, on aggregate, held (at the time of the transactions in question) more than 5% of our registered securities, pursuant to which the Company agreed to reimburse certain parties for all reasonable and documented out-of-pocket fees and expenses for all attorneys, accountants, other professionals, advisors and consultants incurred by those security holders or their affiliates in connection with the Company’s bankruptcy, subject to an interim cap of $25 million. Pursuant to the PSA and BCA, the Company reimbursed such investors and parties, who on aggregate beneficially owned 264,350,147 shares of our Common Stock and 225,464,670 shares of Series A Preferred Stock as of the Effective Date, in an aggregate amount of approximately $73.4 million.

Registration Rights Agreement

Pursuant to the Plan, we entered into a Registration Rights Agreement, effective as of the Effective Date (the “Registration Rights Agreement”) with certain holders of the Common Stock and Series A Preferred Stock (the “Registration Rights Holders”), pursuant to which the Registration Rights Holders have certain registration rights (including shelf, demand and piggyback registration rights) with respect to the Common Stock, which rights are subject to customary procedures, conditions and limitations.

Pursuant to the Registration Rights Agreement, we were obligated to provide notice to the Accredited Investor Eligible Holders (as defined in the Registration Rights Agreement) that they were (i) able to become parties to the Registration Rights Agreement and (ii) participate in the Shelf Registration Statement (the “Shelf Notice”). The Company agreed to use its reasonable best efforts to file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) covering the resale of all of the Registrable Securities on a continuous basis as promptly as practicable following the Effective Date (taking into account the need to provide Accredited Investor Eligible Holders a reasonable opportunity to respond to the Shelf Notice (as defined below) and in any event no later than 30 days following the Effective Date). As promptly as practicable thereafter, the Company agreed to use its reasonable best efforts to cause such Shelf Registration Statement to become effective on the earliest date practicable. The registration statement of which this prospectus forms a part constitutes such Shelf Registration Statement.

At any time following the Effective Date, any Registration Rights Holders who, directly or indirectly, together with their respective affiliates, have beneficial ownership of at least 7.5% of the then issued and outstanding shares of Common Stock (such Registration Rights Holders, the “Required Investors”), may request registration of all or any portion of the Registrable Securities beneficially owned by such Required Investors on Form S-1 or, if available, on Form S-3 (each, a “Demand Registration”). Unless there is a currently effective Shelf Registration Statement covering such Registrable Securities, the Company will effect such Demand Registration by filing with the SEC a registration statement within (i) 60 days in the case of a registration statement on Form S-1 and (ii) 30 days in the case of a registration statement on Form S-3. The aggregate number of Demand Registrations on Form S-1 that may be requested by the Required Investors shall not exceed four; the Required Investors may request an unlimited number of Demand Registrations on Form S-3.

The relevant Required Investors may request to effectuate any offering of Registrable Securities by means of an underwritten offering, provided that the aggregate gross proceeds of such public offering are expected to be at least $50 million. The Company will not be required to effect more than one underwritten offering in any 90-day period.

In the event the Company proposes to file a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to the Registration Rights Holders as soon as practicable (but in no event less than five business days prior to the proposed date of public filing of such shelf), and such notice shall offer the Registration Rights Holders the opportunity to register under such registration statement the resale of such number of Registrable Securities as each such Registration Rights Holder may request in writing (a “Piggyback Registration”). If the Company proposes to file a registration statement that is not a Shelf Registration Statement with respect to any offering of its equity securities, the Company will give written notice of such proposed filing to certain of the Registration Rights Holders (the “Piggyback Eligible Investors”), and such notice shall offer the Piggyback Eligible Investors the opportunity to make a Piggyback Registration. If the Company proposes to undertake an underwritten offering pursuant to a registration statement for which there was a Piggyback Registration, the Piggyback Eligible Investors may be entitled to participate in such underwritten offering, subject to customary “cutback” provisions in certain circumstances.

If requested by the managing underwriter or underwriters in the event of any underwritten public offering of equity securities by the Company, each holder of Registrable Securities participating in such sale agrees, as a condition to such holder’s participation in the offering, to execute a lock-up agreement, which will provide for restrictions on transferring the Company’s capital stock as specified in the Registration Rights Agreement. Additionally, in connection with any underwritten public offering of Registrable Securities and upon the request of the managing underwriter or underwriters, the Company will agree not to effect any public sale or distribution of any Lock-Up Securities (as defined in the Registration Rights Agreement).

The Registration Rights Agreement includes customary indemnification provisions. The Company will be responsible for its own expenses associated with the performance of its obligations under the Registration Rights Agreement and certain fees and expenses of legal counsel to the relevant Registration Rights Holders. Except as described in the preceding sentence, the Registration Rights Holders will bear their own expenses, including any underwriting discounts, selling commissions and transfer taxes applicable to any sale of Registrable Securities.

The Registration Rights Agreement will automatically terminate upon the later of (i) the expiration of the Shelf Period (as defined in the Registration Rights Agreement) and (ii) at such time as no Registrable Securities remain outstanding.

Investor Rights Agreement

On April 30, 2021, we entered into that certain Series A Investor Rights Agreement (as amended, amended and restated or otherwise modified from time to time, including by the Transaction Agreements (as defined below), the “Investor Rights Agreement”) with Centerbridge Credit Partners Master, L.P. (“Centerbridge Credit”), Centerbridge Special Credit Partners III-Flex, L.P. (“Centerbridge Special Credit” and, together with Centerbridge Credit, the “Centerbridge Investors”), OCM Opps GTM Holdings, LLC (“OCM Opps”), Oaktree Value Opportunities Fund Holdings, L.P. (“Oaktree Value”), Oaktree Phoenix Investment Fund, L.P. (“Oaktree Phoenix”) and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P. (“Oaktree Opportunities” and, together with OCM Opps, Oaktree Value and Oaktree Phoenix, the “Oaktree Investors”) and certain other investors party thereto including an affiliate of Sessa Capital (the “Additional Investors”), pursuant to which, subject to certain thresholds for beneficial share ownership, the Centerbridge Investors and the Oaktree Investors each had the right to designate three directors to our Board and the Additional Investors had the right to designate one director to our Board, subject to each party’s continuing ownership of certain amounts of the Company’s equity securities.

Pursuant to the Transaction Agreements, the Centerbridge Investors and the Oaktree Investors each agreed to limit its board designation rights under the Investor Rights Agreement to one (1) designee. Furthermore, this number will be reduced to zero (0) for the Centerbridge Investors, on the one hand, and the Oaktree Investors, on the other hand, at such time as it and its affiliates beneficially own less than 10% of the outstanding shares of voting securities of the Company on an as-converted basis.

Consultant Fee Letter

On April 26, 2021, we entered into a Consultant Fee Reimbursement Letter with Oaktree and its consultant (the “Fee Letter”). The Fee Letter was executed in order to document our agreement to (a) reimburse, pursuant to the PSA, Oaktree’s reasonable and documented fees and expenses incurred in its retention of the consultant in connection with the transactions contemplated by the PSA up to $112,500 and (b) facilitate Oaktree’s arrangements with the consultant to provide a co-investment opportunity in shares of Series A Preferred Stock with an aggregate subscription price of approximately $250,000, which Oaktree otherwise would have been entitled to acquire pursuant to the PSA.

Capital Transformation Transactions

On April 13, 2023, we announced that we had entered into separate transaction agreements with the Centerbridge Investors and the Oaktree Investors to effect a series of integrated transactions designed to increase the attractiveness of the Company to investors, including by simplifying our capital structure through a conversion of all shares of the Series A Preferred Stock into shares of Common Stock, which was completed on June 20, 2023.

The transactions contemplated by the transaction agreements (collectively, the “Transaction Agreements”) were determined to be fair to and in the best interests of the Company and the holders of the Company’s Common Stock by an independent committee consisting of members of the Board who were disinterested with respect to the Series A Preferred Stock (the “Preferred Conversion Committee”), and by the full Board.

Series A Repurchases

Pursuant to the Transaction Agreements, we repurchased approximately $570 million of shares of Series A Preferred Stock from the Centerbridge Investors and the Oaktree Investors, including approximately $280 million of shares from the Centerbridge Investors and approximately $290 million of shares from the Oaktree Investors at a price of $8.177 per share of Series A Preferred Stock (together, the “Series A Repurchases”).

As holders of Series A Preferred Stock, the Centerbridge Investors and the Oaktree Investors received the dividends and other amounts payable as described in “—Second Amended and Restated Certificate of Designations; Conversion” below. In addition, pursuant to the Transaction Agreements, at the closing of the Series A Repurchases, the Centerbridge Investors and the Oaktree Investors also received an aggregate of $10,064,071 in cash and 7,276,036 shares of Common Stock, which represented the accrued and unpaid dividends and additional amounts that such entities would have received upon the conversion of the repurchased shares of Series A Preferred Stock (if they had held such shares on the conversion date).

Second Amended and Restated Certificate of Designations; Conversion

To effect the conversion into shares of Common Stock of all shares of Series A Preferred Stock that were not repurchased, the Board approved an amendment and restatement to the Certificate of Designations for the Series A Preferred Stock in effect as of the date of the Transaction Agreements (as so amended and restated, the “Second Amended and Restated Certificate of Designations”). Pursuant to the Transaction Agreements, the Centerbridge Investors and the Oaktree Investors each delivered to the Company an irrevocable written consent approving and adopting the Second Amended and Restated Certificate of Designations. Upon its effectiveness on June 6, 2023, the Second Amended and Restated Certificate of Designations suspended the potential occurrence of an “Automatic Conversion Event” (as defined therein) and required us to cause a conversion of all shares of Series A Preferred Stock into shares of Common Stock when the Series A Repurchases were completed (the “Conversion”). The Conversion was completed on June 20, 2023. In connection with the Conversion, each holder of Series A Preferred Stock as of the Conversion received (x) one (1) share of Common Stock for each share of Series A Preferred Stock then held, and (y) an amount equal to the amount of accrued and unpaid dividends on the Series A Preferred Stock plus an additional amount that represents the dividends on the Series A Preferred Stock that would have accrued through September 30, 2023 (collectively, the “2023 Conversion Additional Payment Amount”). The 2023 Conversion Additional Payment Amount per share was comprised of $0.144375 in cash, and approximately 0.104379 shares of Common Stock (representing $0.853509 in accrued and unpaid dividends per share of Common Stock, valued at $8.177 per share), subject to adjustment to avoid the issuance of fractional shares of Common Stock.

Investor Rights and Limitations

From the date of the Transaction Agreements, the Centerbridge Investors and the Oaktree Investors and their respective controlled affiliates became subject to certain additional limitations on their investor rights, which include, among other things, an agreement (i) not to acquire beneficial ownership of additional shares of the Company’s equity securities if it would result in the Centerbridge Investors or the Oaktree Investors, as applicable, together with its respective controlled affiliates, beneficially owning more than 15% of the outstanding voting securities of the Company on an as-converted basis, and (ii) to vote any shares held in excess of 18% in the manner voted by holders who beneficially own less than 18% of the Company’s voting securities. These limitations will terminate on the earliest to occur of (i) October 12, 2024, (ii) the commencement of an unsolicited tender offer for a majority of the voting securities of the Company, or (iii) any insolvency or bankruptcy of the Company.

Lock-Up

Pursuant to the Transaction Agreements, the Centerbridge Investors and the Oaktree Investors each agreed to lock-up provisions with respect to the shares of the Company’s equity securities that they and their affiliates beneficially own. The lock-up provisions restrict the Centerbridge Investors and the Oaktree Investors from (i) directly or indirectly transferring or disposing of any of their shares, (ii) entering into certain transactions that transfer or dispose of their economic or other interests in such shares, or (iii) publicly disclosing any intention to do either of the foregoing. The lock-up restrictions were released with respect to 50% of the shares beneficially owned by the Centerbridge Investors and the Oaktree Investors and their respective affiliates on November 27, 2023 (the “Lock-Up Trigger Date”), and will be released with respect to all of the shares beneficially owned by the Centerbridge Investors and the Oaktree Investors and their respective affiliates on November 27, 2024. The lock-up restrictions are subject to exceptions, including transfers made with the prior written consent of the Company and the approval of the Preferred Conversion Committee, as well as customary exceptions for transfers in connections with tender offers, certain other fundamental transactions, and the grant of proxies in connection with annual or special meetings of the Company.

Share Repurchase Program

The Board previously announced an increase in our share repurchase program, to an aggregate amount of $250 million (as amended from time to time, the “Share Repurchase Program”). Pursuant to the Share Repurchase Program, we were able to purchase shares of Series A Preferred Stock or Common Stock on a discretionary basis in open market transactions, privately negotiated purchases and other transactions from time to time, on terms satisfactory to the Preferred Conversion Committee in its reasonable discretion. The Share Repurchase Program expired on December 31, 2023. Pursuant to the Transaction Agreements, neither the Centerbridge Investors nor the Oaktree Investors were able to sell or tender securities that are subject to the lock-up provisions described above in any transaction that was part of the Share Repurchase Program without the prior written consent of the Preferred Conversion Committee.

Additional Terms and Conditions

The Transaction Agreements contain customary representations and warranties of the Company and the Centerbridge Investors and the Oaktree Investors. Pursuant to the Transaction Agreements, we have agreed that, if we amend, waive or grant any consent under the Transaction Agreement with the Centerbridge Investors, on the one hand, or the Transaction Agreement with the Oaktree Investors, on the other, before or on April 12, 2024, we will offer the same amendment, waiver or consent to the Oaktree Investors or the Centerbridge Investors, respectively.

Policy on Related Party Transactions

Our Board has adopted written policies and procedures (the “Policy”) for the review, approval and ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (each, a “Related Person Transaction”) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “Related Person” had, has or will have a direct or indirect material interest. Under the Policy, a “Related Person” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, executive officer or a nominee to become a director of the Company; (ii) any person (or group) who is the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or of which any of the foregoing persons is a general partner or principal, or in which such person occupies a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Prior to entering into any Related Person Transaction, the Related Person must provide notice to our General Counsel of the facts and circumstances of the proposed Related Person Transaction. The Policy calls for the proposed transaction to be assessed by the General Counsel and, if determined to be a Related Person Transaction, submitted to the Audit Committee for its consideration at the next Audit Committee meeting or, if the General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee.

The Audit Committee or Chair of the Audit Committee, as applicable, will review and consider all the relevant facts and circumstances available, including but not limited to:

•	the benefits to the Company of the proposed transaction;

•

the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; and

•

the availability of other sources for comparable products or services, the terms of the transaction including their fairness to the Company, and the terms available to unrelated third parties or to employees generally.

The Audit Committee (or the Chair of the Audit Committee) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company, as the Audit Committee (or its Chair) determines in good faith. From time to time, the Audit Committee shall review certain previously approved or ratified Related Person Transactions that remain ongoing in nature.

The Policy also deems certain transactions to be pre-approved or ratified under its terms, even if such transactions will exceed $120,000, including Related Person Transactions involving competitive bids, certain employment relationships or transactions approved by the Compensation Committee of the Board or another group of independent directors.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our capital stock that we may offer under this prospectus. This summary describes the material features of our capital stock in effect as of the date hereof. It may not contain all the information that is important to you. For the complete terms of our Common Stock and preferred stock, please refer to our Certificate of Incorporation and Bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities.

Authorized Capitalization

Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 2,200,000,000 shares of capital stock, consisting of (i) 1,000,000,000 shares of Common Stock and (ii) 1,200,000,000 shares of preferred stock, par value $0.001 per share. As of February 13, 2024, the Company had 238,256,506 issued and outstanding shares of Common Stock. Additionally, approximately 24 million shares of Common Stock are reserved for issuance in connection with equity awards that may be granted pursuant to the Company’s management equity compensation plan adopted by the Board on May 25, 2021.

Common Stock

Dividends

Holders of shares of the Common Stock are entitled to receive dividends when, as and if declared by the Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

Additionally, the Credit Agreement includes restrictions on the Company’s ability to pay dividends or make distributions on, or redeem or otherwise acquire, shares of its Common Stock, in each case subject to certain exceptions and carve-outs.

Voting

The holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law, holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any Certificates of Designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon.

Subject to the rights of any outstanding series of preferred stock, directors will be elected by a majority of the votes cast, provided that, in contested elections, directors will be elected by a plurality of the validly cast votes represented in person or by proxy with respect to the election. There are no cumulative voting rights for the election of directors.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon the Company’s liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in the Company’s assets legally available for distribution to stockholders.

Fully Paid

The issued and outstanding shares of the Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

The holders of the Common Stock do not have redemption rights or conversion rights, or preemptive rights or preferential rights to subscribe for shares of the Company’s capital stock.

Anti-Takeover Protections

Certain provisions in the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Removal

Subject to the rights of holders of any one or more series of preferred stock, the Certificate of Incorporation provides that (i) any director may be removed with or without cause and (ii) the removal of any director, with or without cause, will require the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of all classes and series of capital stock generally entitled to vote in the election of directors of the Company.

Blank Check Preferred Stock

The Certificate of Incorporation authorizes the Board to designate and issue, without any further vote or action by the stockholders, out of the unissued shares of preferred stock, series of preferred stock and, with respect to such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Stockholder Action by Written Consent

Subject to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the holders of any class or series of stock of the Company may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.

Special Stockholder Meetings

The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may only be called by the affirmative vote of a majority of the Board, the Chairman of the Board, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board and as specified in the notice of meeting. Except as described herein, stockholders may not call or request special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of the Company’s stockholders and proposed nominations of persons for election to the Board to be brought before an annual or special meeting of the stockholders. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendments to Certificate of Incorporation and Bylaws

The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend such company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate of Incorporation does not provide for a higher threshold. The Certificate of Incorporation provides that the By-Laws may be amended by the Board or by the affirmative vote of holders of at least a majority of the combined voting power of the then-outstanding shares of the Company’s capital stock entitled generally to vote in the election of directors of the Company, voting together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this the Certificate of Incorporation, the DGCL, or a Certificate of Designations setting forth the terms of such series of preferred stock.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Certificate of Incorporation includes such an exculpation provision. The Bylaws and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of the Company, or for serving at the Company’s request as a director, officer or agent at another corporation or enterprise, as the case may be. The Bylaws and Certificate of Incorporation also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to receipt of an undertaking from the indemnified party as may be required under the DGCL. The Bylaws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.

Exclusive Forum

The Certificate of Incorporation provides, in all cases to the fullest extent permitted by law, that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery located within the

State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees or stockholders to the Company or its stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.

In addition, the Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act shall be the federal district courts of the United States.

Nothing in the Certificate of Incorporation precludes stockholders that assert claims under the Exchange Act, from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Although the Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Equiniti Trust Company.

Listing

The Common Stock is listed on the Nasdaq Global Select Market under the ticker symbol “GTX.”

PLAN OF DISTRIBUTION

We are registering the offer and sale by the selling security holders of an aggregate of 138,436,618 shares of Common Stock. Our registered Common Stock trade on Nasdaq under the symbol “GTX.”

The shares of Common Stock being registered for offer and sale are currently owned by the selling security holders. The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock or interests in Common Stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Stock or interests in Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	distributions of the shares by any selling security holder to its partners, members or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock, from time to time, under this prospectus. The selling security holders also may transfer the Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling security holders may also sell Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Common Stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been sold pursuant to and in accordance with the registration statement or with another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (2) the date on which each of the selling security holders holding shares covered by such registration statement no longer holds its Registrable Securities (as defined in the Registration Rights Agreement).

There can be no assurance that the selling security holders will sell any or all of the Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Common Stock offered hereby have been passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte SA, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

We file annual, quarterly and current reports and other information with the SEC (File No. 001-38636) pursuant to the Exchange Act. The SEC maintains a website that contains these and other reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Our filings are also available to the public on our website at www.garrettmotion.com, free of charge. Information on our website does not constitute part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024;

•	our Current Reports on Form 8-K filed on January 12, 2024 (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	our Definitive Proxy Statement on Schedule 14A filed on April 14, 2023; and

•

the description of our Common Stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act on May 3, 2021, and all amendments or reports filed for the purpose of updating that description, including our Current Reports on Form 8-K filed on April  14, 2023 and December  7, 2023, and our Definitive Information Statement on Schedule 14C filed on May 15, 2023.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or that can be accessed through our website (http://www.garrettmotion.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning us at the following address:

Garrett Motion Inc.

Attention: Corporate Secretary

La Pièce 16, Rolle, Switzerland 1180

Phone: +41 21 695 30 00

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The selling securityholders are not making an offer of the Common Stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize, any pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated by reference (including documents deemed to be incorporated by reference) into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any applicable prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

GARRETT MOTION INC.

138,436,618 SHARES OF COMMON STOCK

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred by us in connection with the registration of Securities offered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee.

SEC registration fee		$169,391.60
Financial printer fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*

Total	$	*

*	Estimated expenses are not presently determinable. The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable with respect to any offering of securities.

Item 15. Indemnification Of Directors And Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our Certificate of Incorporation includes such an exculpation provision. Our Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director, officer or agent of us, or for serving at our request as a director, officer or agent at another corporation or enterprise, as the case may be. Our Bylaws and Certificate of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors, officers and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Bylaws expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and employees for some liabilities.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of underwriting agreement for Common Stock.

2.1***	Amended Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 26, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on April 27, 2021).

3.1***	Second Amended and Restated Certificate of Incorporation of Garrett Motion Inc., dated April 30, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 30, 2021).

3.2***	Fourth Amended and Restated Bylaws of Garrett Motion Inc., dated December 6, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on December 7, 2023).

5.1**	Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1***	Registration Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the holders party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

Exhibit Number	Description

10.2***	Series A Investor Rights Agreement, dated as of April 30, 2021, among Garrett Motion Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 30, 2021).

10.3***	Transaction Agreement, dated April 12, 2023, by and among Garrett Motion Inc. and Centerbridge Credit Partners Master, L.P. and Centerbridge Special Credit Partners III-Flex, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 14, 2023).

10.4***	Transaction Agreement, dated April 12, 2023, by and among Garrett Motion Inc. and Oaktree Value Opportunities Fund Holdings, L.P., OCM Opps GTM Holdings, LLC, Oaktree Phoenix Investment Fund LP and Oaktree Opportunities Fund Xb Holdings (Delaware) L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 14, 2023).

23.1**	Consent of Deloitte SA.

23.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in exhibit 5.1).

24.1**	Powers of Attorney (included in the signature pages hereto).

99.1***	Order of the Bankruptcy Court, dated April 26, 2021, confirming the Amended Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 27, 2021).

107**	Filing Fee Table.

*

To be filed as an exhibit to a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K and incorporated herein by reference or by a post-effective amendment to this Registration Statement.

**	Filed Herewith.
***	Previously Filed.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rolle, Switzerland, on the 15th day of February, 2024.

GARRETT MOTION INC.

By:	/s/ Jerome Maironi
Name: Jerome Maironi
Title: Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Olivier Rabiller, Sean Deason and Jérôme Maironi, acting singly, as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 15, 2024, by the following persons in the capacities indicated:

Signature	Title

/s/ Olivier Rabiller Olivier Rabiller	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sean Deason Sean Deason	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Joanne Lau Joanne Lau	Chief Accounting Officer, VP and Controller (Principal Accounting Officer)

/s/ Daniel Ninivaggi Daniel Ninivaggi	Chairman

/s/ Paul Camuti Paul Camuti	Director

Signature	Title

/s/ Kevin Mahony Kevin Mahony	Director

/s/ D’aun Norman D’aun Norman	Director

/s/ Tina Pierce Tina Pierce	Director

/s/ Robert Shanks Robert Shanks	Director

/s/ Julia Steyn Julia Steyn	Director

/s/ Steven Tesoriere Steven Tesoriere	Director